OC-418322

Certificate Of Incorporation

I, ***LISA MOORE-JERVIS*** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

Quad Global Inc.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 5th day of February Two Thousand Twenty-Five

Given under my hand and Seal at George Town in the Island of Grand Cayman this 5th day of February Two Thousand Twenty-Five

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 303298642917
www.verify.gov.ky
07 February 2025